AMENDED AND RESTATED AGREEMENT FOR

PURCHASE OF GRAPHITE ORE

 THIS AMENDED AND RESTATE AGREEMENT FOR PURCHASE OF GRAPHITE ORE (the “Agreement”) is made as of March 22, 2024 (“Effective Date”), to the Base Agreement for Purchase of Graphite Ore (the “Original Agreement”) dated January 18, 2024, by and between Scientific Energy, Inc., a Utah corporation (the “Company”), and Madagascar Graphite Limited, a Cayman Islands corporation (the “Supplier”). The Company and Supplier hereinafter sometimes referred to separately as a "Party" or collectively as the "Parties".

RECITALS

 WHEREAS, the Company is a public reporting company in the United States with its stock traded on the Pink Sheet of OTC Markets, Ticker Symbol SCGY;

 WHEREAS, the Company’s newly established wholly-owned subsidiary Graphite Energy, Inc. plans to enter the production and sales of graphite products, including construction of a production line for refined graphite powder products in Madagascar. Thus, the Company’s first needs to ensure the long-term, sufficient and stable supply of graphite ore, which is the most important raw material for its graphite production line;

 WHEREAS, Supplier owns and conducts graphite ore mining operations in Tamatave, the Republic of Madagascar, with mining area of approximately 280 square kilometers and the reserves are estimated at hundreds of millions of tons of graphite ore, which have been mined for more than a hundred years;

 WHEREAS, Parties previously entered into the Original Agreement dated January 18, 2024 to ensure sufficient and stable supply of graphite ore from the Supplier to the Company, and Parties desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement.

 NOW THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the Company and Supplier agree as follows:

Section 1: Term

The term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in effect for 12 months until March 30, 2025. Parties agree to decide whether to renew or reach a new agreement 30 days before the expiration of this Agreement.

Section 2: Purchase and Supply of Graphite Ore.

2.1.  Purchase. During the Term, Supplier agrees to sell and deliver to the Company, and the Company agrees to purchase and accept from Supplier, at the Delivery Point, sufficient amount of graphite ore so that the Company can produce up to 100,000 tons of graphite refined powder products with a carbon content of more than 95%.

2.2.  Delivery. During the Term, Supplier agrees to deliver to the Company all the purchased graphite ore to the production line designated by the Company on time in Tamatave, Madagascar (the “Delivery Point”). The Company shall advise Supplier on or before the 15th day of each calendar month of the estimated quantity of graphite products.

2.3. Transportation. Supplier shall be responsible for all arrangements and costs necessary to deliver Supplier’s graphite ore to the Delivery Point.

   Section 3:Purchase Price. Due to the uncontrollable variations among different grades of graphite ore, such as volume, weight, carbon content, as well as inaccuracies in testing, to protect each Party’s interest and simplify the process of pricing, the Parties agree that the price for the graphite ore used for the production of refined graphite powder shall be calculated on an output based formula as follows: (i) for each metric ton of refined graphite powder output, the Company shall pay Supplier a fixed price of Two Hundred US dollars ($200), regardless of how many metric tons of graphite ore used as input; and (ii) This fixed price shall cover all mining and transporting the graphite ore to the location of the Company’s production line incurred by Supplier.

Section 4: Payment and Issuance of the Company Shares.

4.1. Payment. Parties agree that purchase price shall be paid to Supplier from the Company by the Company’s issuance of its common stock shares, at a price of $0.50 per share.

4.2. Shares Issuance. The Company’s share payment shall be made quarterly in accordance with the quantity of the refined graphite powder produced by the Company. At the end of each quarter, the Parties shall settle (1) the quantity of graphite ore the Company has produced during the quarter, and (2) the number of shares the Company shall issue to Supplier. Parties agree the Company’s shares shall be issued to Supplier within 90 days of each quarterly settlement.

4.3. Restricted Securities. Supplier understands that the shares issued by the Company in accordance with Section 4.1 are deemed “restricted securities” as such term is defined in Rule 144 promulgated under the Securities Act (“Rule 144”), and they may not be sold, assigned, conveyed, pledged, hypothecated or otherwise transferred by a holder thereof except pursuant to Rule 144, pursuant to an effective Registration Statement registering the shares under the Securities Act or pursuant to any other available exemption from the registration requirements of the Securities Act then in effect. Further, the following legends (or similar language) shall be placed on such certificate(s) representing the shares issued:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any State. They may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement covering these securities under the said act or laws, or an opinion of counsel reasonably satisfactory to the company and its counsel that registration is not required thereunder.

Section 5: Warranty of Title. Supplier hereby warrants title to all Supplier’s graphite ore delivered hereunder, that it has the right to sell and transfer title to the same and that said graphite ore is free and clear of all liens, claims and encumbrances. In the event of any adverse claim being asserted against Supplier’s graphite ore, the Company shall have the right to withhold payment, of sums due hereunder up to the amount of the claim until such claim shall have been finally determined. Supplier shall indemnify, defend and hold the Company harmless from and against any loss, damage, cost or expense including court costs, witness and attorney fees and expenses arising out of breach of the foregoing warranties.

Section 6: Force Majeure

6.1. Force Majeure shall be defined as any unforeseeable event that delays or prevents a Party from performing, in whole or in part, any of its obligations under this Agreement due to any cause beyond the reasonable control of and not due to the fault or negligence of the declaring Party, including but not limited to acts of God, war, riots, civil insurrection, acts of the public enemy, terrorism, strikes, lockouts, natural disasters, breakdown of or damage to necessary facilities or equipment, transportation delays, orders or acts of civil or military authorities, legislation, regulation or administrative orders, or any limitation or prohibition on, or inability to obtain governmental permits or approvals required by law and necessary to, the mining, transporting, storing, or handling of graphite ore, or other unforeseeable causes that are beyond the reasonable control and without the fault or negligence of the Party affected thereby.

6.2. If because of Force Majeure either Supplier or the Company is rendered wholly or partially unable to carry out its respective obligations under this Amendment Agreement, and if such Party promptly gives the other Party written notice of such Force Majeure in accordance with Section 6.3 below, the obligations and liabilities of the Party giving such notice and the corresponding obligation of the other Party shall be excused to the extent made necessary by and during the continuance of such Force Majeure; provided, however, that the Party claiming Force Majeure shall use its best efforts to eliminate the cause or effect of the Force Majeure as soon as and to the extent possible except that labor disputes or strikes shall be settled at the sole discretion of the Party affected. To the extent possible, Parties shall utilize good faith efforts to minimize the adverse effects of a Force Majeure.

6.3. Should either Party experiences an event of Force Majeure impacting its ability to perform its obligations under this Amendment Agreement, said Party shall provide written notice within five (5) business days to the Party not claiming Force Majeure setting forth the date(s) on which the Force Majeure occurred, a brief description of the event of Force Majeure, and the estimated duration of the impact of the Force Majeure at that time.

Section 7: Representations and Warranties

7.1. The Company represents and warrants to Supplier that (i) the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly authorized by all requisite corporate action, (ii) neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder by the Company shall, or after the lapse of time or giving of notice shall, conflict with, violate or result in a breach of, or constitute a default under any certificate of incorporation or bylaws of the Company or any law, statute, rule or regulation applicable to it, or conflict with, violate or result in a breach of or constitute a default under the material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which the Company is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of the

Company or any other person or entity, and (iii) this Agreement constitutes a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

7.2. Supplier represents and warrants to the Company that: (i) the execution and delivery of this Agreement by Supplier and the performance of its obligations hereunder have been duly authorized by all requisite corporate actions, (ii) neither the execution and delivery of this Amendment Agreement nor the performance of its obligations hereunder by Supplier shall, or after the lapse of time or giving of notice shall, conflict with, violate or result in a breach of, or constitute a default under any articles of incorporation or regulations of the Company or any law, statute, rule or regulation applicable to it, or conflict with, violate or result in the breach of or constitute a default under any material agreement to which it is a party or by which it or any of its properties is bound, or any judgment, order, award or decree to which the Supplier is a party or by which it is bound, or require any approval, consent, authorization or other action by any court, governmental authority or regulatory body or any creditor of the Supplier or any other person or entity, and (iii) this Agreement constitutes a valid and binding obligation of the Supplier and is enforceable against the Supplier in accordance with its terms.

Section 8: Miscellaneous

8.1. Successors and Assigns; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except for the subsidiaries of the Company and Supplier, no Party shall assign or transfer this Agreement any of its rights and obligations hereunder to any third party without the prior written consent of the other Party.

8.2. Indemnification. The Company shall indemnify, hold harmless and defend Supplier, Supplier’s affiliates and subsidiaries, successors, assigns and each of their respective officers, employees, agents and representatives (collectively, “Supplier Indemnified Parties”) from and against all claims, losses, liabilities, costs, or suits by third parties arising out of personal injury, death or damage to property arising out of or in any way connected with the Company’s performance or non-performance hereunder (negligent or otherwise), except to the extent any such claims, losses, liabilities, costs, or suits are due to an intentional act or omission of any of the Supplier Indemnified Parties, or their subcontractors or agents.

Supplier shall indemnify, hold harmless and defend the Company, the Company’s affiliates and subsidiaries, successors, assigns and each of their respective shareholders, directors, officers, employees, agents and representatives (collectively, “the Company Indemnified Parties”) from and against all claims, losses, liabilities, costs, or suits by third parties arising out of personal injury, death or damage to property arising out of or in any way connected with Supplier’s performance or non-performance hereunder (negligent or otherwise), except to the extent any such claims, losses, liabilities, costs, or suits are due to an intentional act or omission of any of the Company Indemnified Parties, or their subcontractors or agents.

8.3. Compliance. Supplier, its agents, representatives, contractors, or employees in performing all activities directly and indirectly related to this Agreement shall use commercially reasonable efforts to comply with all applicable laws, rules, regulations, codes, and ordinances.

8.4. Notices. Unless expressly provided otherwise, all notices, requests, or statements shall be in writing and directed to the address as the Company or Supplier shall designate in writing from time to time and delivered by letter, facsimile, electronically or other documentary form. Notice by facsimile, electronic means or hand delivery shall be deemed to have been received by the close of business day on which it was transmitted unless transmitted or hand delivered after close of the business day in which case it shall be deemed received at the close of the next business day.

8.5. Dispute Resolution. In the event the Parties are unable to resolve any dispute relating to this Amendment Agreement or any Confirmation, such dispute shall be resolved by binding, self-administered arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. A single arbitrator shall be selected by the Parties within sixty (60) days after a written demand for arbitration is made.

8.6. Governing Law. This Agreement and the rights and duties of the Parties arising herefrom and therefrom shall be governed by and construed, enforced and performed in accordance with the laws of the State of Utah without giving effect to principles of conflicts of laws.

8.7. Waivers. No waiver by a party of its rights or of any default by the other party under this Agreement shall operate or be construed as a continuing waiver of such rights or a waiver of any future default, whether of a like or different character.

8.8. Entire Agreement; Amendments; Interpretation. This Agreement amends and restates the Original Agreement in its entirety and supersedes the Original Agreement in all respects. This Agreement contains the entire agreement by and between the Parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings, agreements and representations, both oral and written, regarding the subject matter of this Agreement. Any modification, supplement or amendment of or to this Agreement must be in writing and executed by Parties.

8.9. Counterparts. This Agreement may be executed in two counterparts, with each party holding one copy, and each of which is an original and all of which constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

Scientific Energy, Inc.                                                Madagascar Graphite Limited

(the Company)                                                                            (the Supplier)

By: /s/ Stanley Chan      By: /s/ John Liu

Name:  Stanley Chan                                                                     Name: John Liu

Title:    Chief Executive Officer                                                    Title:   Chief Executive Officer